Exhibit 99.2

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

October 24, 2019

CFO Commentary on Third Quarter 2019 Preliminary Financial Results

Related Information

The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ third quarter 2019 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company’s performance in advance of the earnings call webcast.

Q3 2019 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	Q3’19	Q2’19	Q3’18	Q/Q Change		Y/Y Change
Revenue	$1,133.1	$1,102.5	$1,179.8	3%		(4)%
Product	743.2	713.9	794.7	4%		(6)%
Service	389.9	388.6	385.1	—%		1%
Gross margin %	59.9%	57.8%	60.3%	2.1	pts	(0.4	)pts
Research and development	244.5	244.0	253.8	—%		(4)%
Sales and marketing	235.3	229.0	224.8	3%		5%
General and administrative	61.2	60.0	67.9	2%		(10)%
Restructuring (benefits) charges	(1.1)	21.4	4.4	N/M		N/M

Total operating expenses	$539.9	$554.4	$550.9	(3)%		(2)%

Operating margin %	12.2%	7.5%	13.6%	4.7	pts	(1.4	)pts

Net income	$99.3	$46.2	$223.8	115%		(56)%

Diluted net income per share	$0.29	$0.13	$0.64	123%		(55)%

N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q4’19 Guidance	Q3’19	Q2’19	Q3’18	Q/Q Change	Y/Y Change
Revenue	$1,185 +/- $30	$1,133.1	$1,102.5	$1,179.8	3%	(4)%
Product		743.2	713.9	794.7	4%	(6)%
Service		389.9	388.6	385.1	— %	1%
Gross margin %	61% +/- 1.0%	61.1%	59.2%	61.1%	1.9pts	— pts
Research and development		214.8	217.5	225.6	(1)%	(5)%
Sales and marketing		218.3	212.2	211.4	3%	3%
General and administrative		51.4	48.4	48.6	6%	6%

Total operating expenses	$485 +/- $5	$484.5	$478.1	$485.6	1%	— %

Operating margin %	~20.1% at the midpoint	18.3%	15.8%	20.0%	2.5pts	(1.7)pts

Net income		$166.6	$139.5	$191.0	19%	(13)%

Diluted net income per share	$0.57 +/- $0.03	$0.48	$0.40	$0.54	20%	(11)%

Q3 2019 Overview

We ended the third quarter at $1,133 million in revenue, slightly below mid-point of guidance. Non-GAAP gross margin was strong at 61.1%, higher than our guidance range. These results, along with prudent expense management, drove non-GAAP earnings per share of $0.48, at the high-end of our forecast.

Looking at our revenue by vertical, on a year-over-year basis, Cloud increased 6% and Enterprise increased 8%, while Service Provider declined 17%. The lower than mid-point revenue result was due to greater than anticipated Service Provider weakness.

On a sequential basis, Enterprise increased 10%, Service Provider increased 1% and Cloud was down 5%.

From a technology perspective, Routing decreased 18% year-over-year and 2% sequentially. Switching increased 9% year-over-year and 12% sequentially. Security increased 22% year-over-year and 16% sequentially. Our Services business increased 1% year-over-year and was flat sequentially.

Software revenue increased 13% year-over-year and was approximately 10% of total revenue.

In reviewing our top 10 customers for the quarter, three were Cloud, six were Service Provider, and one was an Enterprise.

Product deferred revenue was $129 million, down 3% year-over-year due to the timing of the delivery of contractual commitments.

Non-GAAP operating expenses were flat year-over-year and up 1% sequentially.

Cash flow from operations was $185 million for the quarter. We paid $65 million in dividends, reflecting a quarterly dividend of $0.19 per share. The accelerated share repurchase program (“ASR”) we entered into in Q2’19 settled on August 13, 2019, and we also repurchased an additional $50 million of shares in the open market.

Total cash, cash equivalents, and investments at the end of the third quarter of 2019 was $2.8 billion.

Revenue

Product & Service

•

Routing product revenue: $407 million, down 18% year-over-year and down 2% sequentially. The year-over-year decrease was primarily due to Service Provider and to a lesser extent, Cloud, partially offset by strength in Enterprise. The sequential decrease was primarily due to Cloud, partially offset by growth in Enterprise and Service Provider. The MX product family declined year-over-year but increased sequentially. PTX grew year-over-year and declined sequentially.

•

Switching product revenue: $242 million, up 9% year-over-year and up 12% sequentially. The year-over-year increase was primarily driven by Cloud, and to a lesser extent, Enterprise, partially offset by a decline in Service Provider. The sequential increase was primarily driven by Cloud. The QFX product family increased year-over-year and sequentially. EX declined year-over-year and grew sequentially.

•

Security product revenue: $94 million, up 22% year-over-year and up 16% sequentially. The year-over-year increase was primarily driven by Enterprise, and to a lesser extent, Service Provider. The sequential increase was driven by Enterprise and Service Provider, partially offset by a decline in Cloud.

•	Service revenue: $390 million, up 1% year-over-year and flat sequentially.

Vertical

•

Cloud: $272 million, up 6% year-over-year and down 5% sequentially. Year-over-year, Switching and to a lesser extent, Services grew, partially offset by a decline in Routing. The sequential decrease was primarily due to Routing, partially offset by growth in Switching.

•	Service Provider: $453 million, down 17% year-over-year and up 1% sequentially. The year-over-year decrease was primarily due to Routing. The sequential increase was primarily driven by Security.

•	Enterprise: $408 million, up 8% year-over-year and up 10% sequentially. All technologies and services increased both year-over-year and sequentially.

Geography

•

Americas: $648 million, up 1% year-over-year and flat sequentially. Year-over-year, the increase was primarily driven by Cloud, and to a lesser extent, Enterprise, partially offset by a decline in Service Provider. Sequentially, Enterprise growth was offset by a decline in Cloud and Service Provider.

•

EMEA: $302 million, down 9% year-over-year and up 3% sequentially. Year-over-year, the decrease was primarily due to Service Provider and Cloud, partially offset by growth in Enterprise. Sequentially, the increase was driven by Enterprise and Cloud, partially offset by a decline in Service Provider.

•

APAC: $183 million, down 12% year-over-year and up 13% sequentially. The year-over-year decrease was primarily due to Service Provider and Cloud. The sequential increase was driven by Service Provider and Enterprise, partially offset by Cloud.

Gross Margin

•	GAAP gross margin: 59.9%, compared to 60.3% from the prior year and 57.8% from last quarter.

•	Non-GAAP gross margin: 61.1%, compared to 61.1% from the prior year and 59.2% from last quarter.

•	GAAP product gross margin: 59.1%, down 1.6 points from the prior year and up 3.1 points from last quarter.

Year-over-year, the decrease in GAAP product gross margin was primarily due to higher intangible amortization associated with the acquisition of Mist Systems, and to a lesser extent, China tariffs.

The sequential increase in GAAP product gross margin was primarily due to product and customer mix and a one-time write-off charge in Q2’19.

•	Non-GAAP product gross margin: 60.3%, down 1.1 points from the prior year and up 2.8 points from last quarter.

The year-over-year decrease in Non-GAAP product gross margin was primarily due to China tariffs and lower revenue.

Non-GAAP product gross margin was up sequentially, primarily driven by product and customer mix.

•	GAAP service gross margin: 61.3%, up 1.9 points from the prior year and flat from last quarter.

•	Non-GAAP service gross margin: 62.4%, up 1.8 points from the prior year and up 0.2 points from last quarter.

Year-over-year, the increase in service gross margin, on a GAAP and non-GAAP basis, was primarily driven by lower delivery costs.

On a sequential basis, non-GAAP service gross margin was essentially flat.

Operating Expenses

•	GAAP operating expenses: $540 million, a decrease of $11 million year-over-year, and a decrease of $15 million sequentially.

The year-over-year decrease in operating expenses was primarily due to a reserve taken in Q3’18 related to an estimated legal settlement. The sequential decrease was primarily due to lower restructuring charges.

GAAP operating expenses were 47.6% of revenue, up 1.0 points year-over-year and down 2.6 points sequentially.

•	Non-GAAP operating expenses: $485 million, a decrease of $1 million year-over-year, and an increase of $6 million sequentially.

The year-over-year decrease and sequential increase in operating expenses was primarily driven by headcount related costs.

Non-GAAP operating expenses were 42.8% of revenue, up 1.6 points year-over-year and down 0.6 points sequentially.

Operating Margin

•	GAAP operating margin: 12.2%, a decrease of 1.4 points year-over-year and an increase of 4.7 points sequentially.

•	Non-GAAP operating margin: 18.3%, a decrease of 1.7 points year-over-year and an increase of 2.5 points sequentially.

Tax Rate

•	GAAP tax rate: 15.9% provision, compared to 47.3% benefit in the prior year and 40.6% provision, last quarter.

The year-over-year increase in the effective tax rate, on a GAAP basis, was due to discrete benefits in the prior year of approximately $100 million, partially offset by structural changes in 2019, which impacted the taxation of the geographic mix of earnings.

The decrease in the effective tax rate in Q3 compared to Q2, was primarily driven by the benefit of discrete items including a reduction of income tax reserves, partially offset by the write down of deferred tax assets in the prior quarter.

•	Non-GAAP tax rate: 19.0%, compared to 17.0% in in the prior year and 19.5% last quarter.

The year-over-year increase in the effective tax rate was primarily due to structural changes which impacted the taxation of the geographic mix of earnings.

In Q3’19, based on our review of the mix of global earnings, we reduced the full-year estimated non-GAAP tax rate to 19% from 19.5%.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.29, a decrease of $0.35 year-over-year and an increase of $0.16 sequentially.

•	Non-GAAP diluted earnings per share: $0.48, a decrease of $0.06 year-over-year and an increase of $0.08 sequentially.

The year-over-year decrease in GAAP EPS was primarily due to a higher tax rate and lower revenue.

The year-over-year decrease in non-GAAP EPS was primarily due to lower revenue.

Sequentially, the increase in EPS on a GAAP basis was primarily driven by a lower tax rate, a higher gross margin percentage and higher revenue.

The sequential increase in non-GAAP EPS was primarily driven by a higher gross margin percentage and higher revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding (“DSO”), and headcount)	Q3’19	Q2’19	Q1’19	Q4’18	Q3’18
Cash(1)	$2,826.7	$2,875.0	$3,502.7	$3,758.1	$3,648.0
Debt	1,687.6	1,790.0	1,789.6	2,139.0	2,138.3
Net cash(2)	1,139.1	1,085.0	1,713.1	1,619.1	1,509.7
Operating cash flow	185.0	88.8	159.4	212.4	207.3
Capital expenditures	28.3	27.3	27.9	36.5	31.6
Depreciation and amortization	56.1	56.4	51.0	52.2	48.8
Share repurchases(3)	50.0	300.0	—	—	—
Dividends	$64.7	$65.5	$66.2	$62.3	$62.1
Diluted shares	345.5	349.1	352.7	350.8	350.5
DSO	51	54	58	58	49
Headcount	9,283	8,995	9,068	9,283	9,311

(1)	Includes cash, cash equivalents, and investments.
(2)	Net cash includes cash, cash equivalents, and investments, net of debt.
(3)

For Q2’19, $300.0 million represents the full amount of the ASR. 8.6 million shares were received initially for an aggregate price of $240.0 million. The ASR concluded in Q3’19, and at final settlement, an additional 3.0 million shares were received.

Cash Flow

•	Cash flow from operations: $185 million, down $22 million year-over-year and up $96 million sequentially.

The year-over-year decrease was primarily due to lower cash collections, partially offset by lower payments to suppliers.

The sequential increase was primarily due to lower payments to suppliers and lower cash tax payments, partially offset by higher payments related to variable compensation.

Days Sales Outstanding (DSO)

•	DSO: 51 days, a 3-day decrease from the prior quarter, driven primarily by higher customer collections and higher revenue.

Capital Return

•	In the quarter, we paid a dividend of $0.19 per share for a total of $65 million.

•	In the quarter, we repurchased $50 million worth of shares. In addition, the $300 million ASR entered into in Q2’19 settled in the quarter.

Financing Activities

•

Debt: In the quarter, we issued $500 million of long-term debt and repurchased and redeemed $600 million of outstanding debt with maturities in 2020 and 2021, for a net decrease of $100 million. We continue to maintain an investment grade credit rating. We believe our debt has well staggered maturities and aligns with our focus on an efficient capital structure.

Demand metrics

•	Total deferred revenue was $1,119 million, down $46 million year-over-year and down $82 million sequentially.

•	Product deferred revenue was $129 million, down $5 million year-over-year and down $4 million quarter-over-quarter.

The year-over-year decline in product deferred revenue was due to the timing of the delivery of contractual commitments.

•	Service deferred revenue was $990 million, down $42 million year-over-year and down $78 million sequentially.

The year-over-year and sequential decrease in service deferred revenue was primarily due to the timing of contract renewals.

Deferred Revenue

(in millions)	September 30, 2019	June 30, 2019	September 30, 2018
Deferred product revenue, net	$129.0	$133.4	$133.6
Deferred service revenue	989.7	1,068.0	1,031.7

Total	$1,118.7	$1,201.4	$1,165.3

Headcount

•

Ending headcount for Q3’19 was 9,283, a decrease of 28 employees year-over-year and increase of 288 sequentially. The year-over-year decrease was primarily a result of outsourcing IT services to IBM in Q2’19, partially offset by the acquisition of Mist Systems in Q2’19. The sequential increase was primarily a result of additional hires in our go-to-market and R&D organizations.

Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

Our revenue outlook shows a modest return to year-over-year growth at the mid-point. However, it is lower than previously expected due to continued business challenges at some of our largest Service Provider customers, lingering impacts from our sales force transformation and macro-economic uncertainty.

We remain confident in our position in the markets we serve, and in our relationships with our customers.

Our Q4’19 non-GAAP gross margin guidance reflects the recent increase in China tariffs, which is offset partially by the expected increase in revenue. We continue to undertake specific efforts to improve our gross margin. These efforts include value engineering, optimizing our supply chain and Service business, pricing management and increasing software and solution sales.

We expect a Q4’19 non-GAAP tax rate of approximately 17% due to the anticipated reduction in India’s corporate tax rate.

Despite the lower than expected revenue outlook, we continue to manage costs prudently, and still expect to achieve the low-end of our $1.70-$1.80 earnings range for the full-year 2019.

We remain committed to shareholder return and we are confident in our long-term growth prospects. To that end, our Board of Directors has approved an additional $1.0 billion of share repurchase authorization, which brings our current authorization to $1.9 billion. In addition, we intend to enter into an accelerated share repurchase program for $200 million in Q4’19. We expect to be opportunistic on future capital return.

Our Board of Directors has declared a quarterly cash dividend of $0.19 per share to be paid on December 23, 2019 to shareholders of record as of the close of business on December 2, 2019.

Our guidance for the quarter ending December 31, 2019 is as follows:

•	Revenue will be approximately $1,185 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 61.0%, plus or minus 1%.

•	Non-GAAP operating expenses will be approximately $485 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 20.1% at the mid-point of revenue guidance.

•	Non-GAAP tax rate will be approximately 17%.

•	Non-GAAP net income per share will be approximately $0.57, plus or minus $0.03. This assumes a share count of approximately 340 million.

Forward-Looking Statements

Statements in this CFO Commentary and related conference call concerning Juniper Networks’ business outlook, economic and market outlook, including currency exchange rates; our future financial and operating results; our expectations regarding our sales execution and investments in our go-to-market organization; the strength of our solution portfolio and strategy; our expectations around our capital return program, including entering into an accelerated share repurchase program; our expectations around obtaining revenue and margin growth (including a return to year-over-year growth during the fourth quarter of 2019; the impact of tariffs; our future financial and operating results, including our financial guidance; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers and Service Providers; the network capacity requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing and supply chain costs, constraints, changes or disruptions; availability and pricing of key product components; delays in scheduled product availability; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act, and judicial or administrative interpretation of tax regulations; legal settlements and resolutions; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs, depending on their scope and how they are implemented; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. Note that our estimates as to tax rate on our business are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be materially affected by changing interpretations of the Act, as well as additional legislation and guidance around the Act. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document.

Non-GAAP Financial Measures

This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; diluted earnings per share; diluted shares outstanding; and free cash flow. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

In the second quarter of 2019, we adopted a full-year projected tax rate in our computation of the non-GAAP income tax provision to provide better consistency across the annual reporting periods. In projecting our full-year non-GAAP tax rate, we utilize a full-year financial projection that excludes the impact of stock options and the amortization of acquisition-related intangible assets. The projected rate considers other factors such as changes to our current operating structure, existing tax positions in various jurisdictions, the effect of key tax legislation, significant tax matters, and the other non-GAAP financial measures noted above, to the extent they are applicable to the full-year financial projection. For fiscal year 2019, our projected non-GAAP tax rate is 19.0% after including the impact of our acquisition of Mist Systems, Inc, which did not have a significant impact to our tax rate. Our projected tax rate on non-GAAP income may be adjusted during the year to account for events or trends that we believe materially impact the projected annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of earnings and other significant events.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, and restructuring actions, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.

Preliminary Supplemental Data

(in millions, except percentages)

(unaudited)

Deferred Revenue

	As of
	September 30, 2019	December 31, 2018
Deferred product revenue:
Undelivered product commitments and other product deferrals	$138.4	$163.3

Deferred gross product revenue	138.4	163.3
Deferred cost of product revenue	(9.4)	(18.9)

Deferred product revenue, net	129.0	144.4
Deferred service revenue	989.7	1,069.2

Total	$1,118.7	$1,213.6

Reported as:
Current	$741.6	$829.3
Long-term	377.1	384.3

Total	$1,118.7	$1,213.6

Vertical Reporting: Revenue Trend

	2017	2018	Q3’18	Q4’18	Q1’19	Q2’19	Q3’19	Q/Q Change		Y/Y Change
Cloud	$1,310.7	$1,049.9	$257.1	$237.5	$223.1	$285.0	$271.9	$(13.1)	(4.6)%	$14.8	5.8%
Service Provider	2,319.4	2,066.7	545.3	516.4	435.6	447.2	452.5	5.3	1.2%	(92.8)	(17.0)%
Enterprise	1,397.1	1,530.9	377.4	427.1	343.0	370.3	408.7	38.4	10.4%	31.3	8.3%

Total revenue	$5,027.2	$4,647.5	$1,179.8	$1,181.0	$1,001.7	$1,102.5	$1,133.1	$30.6	2.8%	$(46.7)	(4.0)%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
GAAP gross margin - Product	$439.2	$399.6	$482.2
GAAP product gross margin % of product revenue	59.1%	56.0%	60.7%
Share-based compensation expense	0.8	1.6	1.5
Share-based payroll tax expense	0.1	—	0.1
Amortization of purchased intangible assets	8.4	8.4	3.8
Acquisition and strategic investment related charges	—	1.2	—

Non-GAAP gross margin - Product	$448.5	$410.8	$487.6

Non-GAAP product gross margin % of product revenue	60.3%	57.5%	61.4%

GAAP gross margin - Service	$239.2	$237.2	$228.8
GAAP service gross margin % of service revenue	61.3%	61.0%	59.4%
Share-based compensation expense	4.1	4.4	4.5
Share-based payroll tax expense	—	0.1	0.1

Non-GAAP gross margin - Service	$243.3	$241.7	$233.4

Non-GAAP service gross margin % of service revenue	62.4%	62.2%	60.6%

GAAP gross margin	$678.4	$636.8	$711.0
GAAP gross margin % of revenue	59.9%	57.8%	60.3%
Share-based compensation expense	4.9	6.0	6.0
Share-based payroll tax expense	0.1	0.1	0.2
Amortization of purchased intangible assets	8.4	8.4	3.8
Acquisition and strategic investment related charges	—	1.2	—

Non-GAAP gross margin	$691.8	$652.5	$721.0

Non-GAAP gross margin % of revenue	61.1%	59.2%	61.1%

GAAP research and development expense	$244.5	$244.0	$253.8
Share-based compensation expense	(29.6)	(26.2)	(28.1)
Share-based payroll tax expense	(0.1)	(0.3)	(0.1)

Non-GAAP research and development expense	$214.8	$217.5	$225.6

GAAP sales and marketing expense	$235.3	$229.0	$224.8
Share-based compensation expense	(15.5)	(15.1)	(12.9)
Share-based payroll tax expense	(0.1)	(0.3)	(0.1)
Amortization of purchased intangible assets	(1.4)	(1.4)	(0.4)

Non-GAAP sales and marketing expense	$218.3	$212.2	$211.4

GAAP general and administrative expense	$61.2	$60.0	$67.9
Share-based compensation expense	(7.5)	(8.4)	(6.2)
Amortization of purchased intangible assets	(0.1)	(0.1)	(0.2)
Acquisition and strategic investment related charges	(2.4)	(3.1)	—
Strategic partnership-related charges	—	—	(0.9)
Legal reserve and settlement benefits (charges)	0.2	—	(12.0)

Non-GAAP general and administrative expense	$51.4	$48.4	$48.6

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
GAAP operating expenses	$539.9	$554.4	$550.9
GAAP operating expenses % of revenue	47.6%	50.3%	46.7%
Share-based compensation expense	(52.6)	(49.7)	(47.2)
Share-based payroll tax expense	(0.2)	(0.6)	(0.2)
Amortization of purchased intangible assets	(1.5)	(1.5)	(0.6)
Restructuring benefits (charges)	1.1	(21.4)	(4.4)
Acquisition and strategic investment related charges	(2.4)	(3.1)	—
Strategic partnership-related charges	—	—	(0.9)
Legal reserve and settlement benefits (charges)	0.2	—	(12.0)

Non-GAAP operating expenses	$484.5	$478.1	$485.6

Non-GAAP operating expenses % of revenue	42.8%	43.4%	41.2%

GAAP operating income	$138.5	$82.4	$160.1
GAAP operating margin	12.2%	7.5%	13.6%
Share-based compensation expense	57.5	55.7	53.2
Share-based payroll tax expense	0.3	0.7	0.4
Amortization of purchased intangible assets	9.9	9.9	4.4
Restructuring (benefits) charges	(1.1)	21.4	4.4
Acquisition and strategic investment related charges	2.4	4.3	—
Strategic partnership-related charges	—	—	0.9
Legal reserve and settlement (benefits) charges	(0.2)	—	12.0

Non-GAAP operating income	$207.3	$174.4	$235.4

Non-GAAP operating margin	18.3%	15.8%	20.0%

GAAP income tax provision (benefit)	$18.8	$31.6	$(71.8)
GAAP income tax rate (benefit)	15.9%	40.6%	(47.3)%
Recognition of previously unrecognized tax benefits	—	—	67.6
Reduction of expected tax liabilities from tax accounting method change	—	—	33.2
Income tax effect of non-GAAP exclusions	20.2	2.2	10.1

Non-GAAP provision for income tax	$39.0	$33.8	$39.1

Non-GAAP income tax rate	19.0%	19.5%	17.0%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
GAAP net income	$99.3	$46.2	$223.8
Share-based compensation expense	57.5	55.7	53.2
Share-based payroll tax expense	0.3	0.7	0.4
Amortization of purchased intangible assets	9.9	9.9	4.4
Restructuring (benefits) charges	(1.1)	21.4	4.4
Acquisition and strategic investment related charges	2.4	4.3	—
Strategic partnership-related charges	—	—	0.9
Legal reserve and settlement (benefits) charges	(0.2)	—	12.0
Loss on equity investments	3.4	3.5	2.8
Loss on extinguishment of debt	15.3	—	—
Recognition of previously unrecognized tax benefits	—	—	(67.6)
Reduction of expected tax liabilities from tax accounting method change	—	—	(33.2)
Income tax effect of non-GAAP exclusions	(20.2)	(2.2)	(10.1)

Non-GAAP net income	$166.6	$139.5	$191.0

GAAP diluted net income per share	$0.29	$0.13	$0.64

Non-GAAP diluted net income per share	$0.48	$0.40	$0.54

Shares used in computing diluted net income per share	345.5	349.1	350.5